EXHIBIT 23.2



Consent of Independent Accountants


We consent to the incorporation by reference in the registration statements of The Charles Schwab Corporation on Forms S-3 (File Nos. 333-77381, 333-47107, 333-32084 and 333-36410), on Form S-4 (File No. 333-30886) and on Forms S-8
(File Nos.  333-44793,  333-48335,  333-93125,  333-32058 and  333-38150) of our
report dated January 31, 2000, on our audits of the consolidated financial statements of U.S. Trust Corporation and its subsidiaries as of December 31, 1999 and 1998, and for the three years ended December 31, 1999, which report is included in this Current Report on Form 8-K of The Charles Schwab Corporation dated July 18, 2000.



/s/PRICEWATERHOUSECOOPERS LLP
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PricewaterhouseCoopers LLP
New York, New York
July 17, 2000